                                                                      Exhibit 21

                      Subsidiaries of Guest Supply, Inc.
                      ----------------------------------

         Guest Supply, Inc. has the following subsidiaries:

         1.  Guest International, Ltd., an English corporation.

         2.  Guest Packaging, Inc., a New Jersey corporation.

         3.  Breckenridge-Remy Co., a Delaware corporation.

         4.  Guest International (Canada) Ltd., a Canadian corporation.

         5.  Guest International New Zealand Limited, a New Zealand corporation.

         6.  Guest Distribution Services, Inc., a Delaware corporation.

         7.  MacDonald Contract Sales, a Canadian Corporation

         8. TJ MacDonald Institutional Textiles, LTD., a Canadian Corporation (Acquired October 31, 2000)